Exhibit 99.2

IGI, INC. AND SUBSIDIARIES PRO- FORMA CONSOLIDATED STATEMENTS OF OPERATIONS (in thousands, except share andper share information) (Unaudited)

Year to Date December 12, 2007

Revenues:
Product sales, net	$ 2,750
R&D Revenues	822
Licensing and royalty income	867

Total revenues	4,439

Cost and expenses:
Cost of sales	2,339
Selling, general and administrative expenses	2,167
Product development and research expenses	484

Operating loss	(551)
Interest expense (net)	(47)
Other income	69

Loss from operations before (benefit) for income taxes	(529)
(Benefit) for income taxes	523

Net loss	$ (6)

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IGI, INC. AND SUBSIDIARIES PROFORMA CONSOLIDATED BALANCE SHEET (in thousands, except share and per share information)

December 12, 2007

(unaudited)

ASSETS
Current assets:
Cash and cash equivalents	$ 1,114
Restricted cash	50
Accounts receivable, less allowance for doubtful accounts
of $60 in 2007	442
Accounts receivable- related party	54
Licensing and royalty income receivable	60
Inventories	372
Prepaid expenses and other current assets	29

Total current assets	2,121
Property, plant and equipment, net	2,329
License fee, net	801

Total assets	$ 5,251

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Note payable - related party	$ 500
Accounts payable	280
Accrued expenses	174
Deferred income, current	23

Total current liabilities	977
Deferred income	57

Total liabilities	1,034

Stockholders' equity:
Stock Subscribed (preferred stock to be issued)	500
Common stock $.01 par value, 50,000,000 shares authorized; 16,578,639 shares issued	166
Additional paid-in capital	27,084
Accumulated deficit	(22,138)
Less treasury stock, 1,965,740 shares at cost	(1,395)

Total stockholders' equity	4,217

Total liabilities and stockholders' equity	$ 5,251

The income statement and balance sheet above are presented on a pro forma basis at the date of our AMEX compliance plan period end date of December 12, 2007 to give effect to the following events:

-	results of operations of the Company from January 1, 2007 through December 12, 2007

-	our receipt of the proceeds from the sale of 50 convertible preferred shares of the Company which are listed as stock subscribed on the balance sheet.